Exhibit 99.1

Luna Innovations Announces Preliminary Fourth Quarter 2009 Operating Results

Product & License Revenue more than Doubles Quarter over Quarter

(ROANOKE, VA, Jan. 11, 2010) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing & instrumentation and nanotechnology, today announced preliminary results of operations for the fourth quarter of 2009, to be followed by a conference call at 1:30 p.m. Eastern Time. The Company cautions that the preliminary estimates of financial results are prior to the completion of the Company’s closing of its books and records for the fourth quarter of 2009 and have not been audited. These estimates are subject to modification in the course of completing the Company’s closing of its books and records and annual financial statement audit.

The Company expects to announce for the fourth quarter of 2009:

	Q4 2009 Range	Q4 2008 Actual

Revenue:

Technology Development	$5.3 - $5.5 million	$6.0 million

Product & License	$2.9 - $3.1 million	$1.4 million

Total Revenue	$8.2 - $8.6 million	$7.4 million

Gross Margin	$3.0 - $3.2 million	$2.3 million

Gross Margin %	37%	31%

Net Income/ (Loss)	$23.5 - $24.0 million (1)	($2.2) million

Adjusted EBITDA Excluding Litigation	$0.5 - $1.0 million (2)	<$0.1 million

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LUNA INNOVATIONS INCORPORATED                                                                                                                          Luna, Page 2

(1)	Expected net income for the fourth quarter of 2009 includes the adjustment of amounts accrued in the first quarter of 2009 as a reserve for potential loss in the Company’s litigation with Hansen Medical. The settlement reached with Hansen Medical includes issuance of a secured note in the amount of $5 million and approximately 1.3 million shares of the Company’s common stock to Hansen upon the Company’s emergence from Chapter 11. The Company had previously accrued approximately $36.3 million related to this matter. The estimated net income for the fourth quarter of 2009 includes an estimated value of this stock issuance at a price per share of $4.50, the closing price of the Company’s common stock on Friday, January 8, 2010. Accordingly, in addition to other adjustments that may arise as a result of the Company’s completing the closing of its books and audit of its financial statements, net income will be impacted by changes in the per share value of the Company’s common stock between such date and the date upon which the shares are issued.

(2)	A reconciliation of the Company’s estimate of Adjusted EBITDA Excluding Litigation is provided in the attached schedule.

As previously announced, Luna will host a conference call with investors at 1:30 p.m. (EST) today to discuss this and other announcements upon the company’s emergence from bankruptcy. The investor conference call will be available via live webcast on the Luna Innovations’ website at http://www.lunainnovations.com/ under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 1.800.299.7928 and the international dial-in number is 1.617.614.3926. The participant access code is 97312544. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

Note that today’s press release is being provided in connection with Luna’s potential emergence from Chapter 11 reorganization, which is still subject to various conditions precedent to our settlement with Hansen Medical, Inc., and court approval of Luna’s plan of reorganization, and it should not be expected that Luna will provide similar preliminary estimates of financial results in the future.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. The company’s products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

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LUNA INNOVATIONS INCORPORATED                                                                                                                          Luna, Page 3

Forward Looking Statements:

This release may include information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 Statements that describe the Company’s business strategy, goals, prospects, opportunities, outlook, plans or intentions are also forward looking statements. Actual results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties set forth in the company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

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Investor Contact:

Dale Messick

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com

LUNA INNOVATIONS INCORPORATED                                                                                                                          Luna, Page 4

Luna Innovations Incorporated

Reconciliation of Preliminary Adjusted EBITDA Excluding Litigation to Preliminary Net Income/ (Loss)

(Unaudited)

	Q4 2009
	Low End of Range	Upper End of Range	Q4 2008
Preliminary Net Income/Loss	$23.5	$24.0	$(2.2)
Interest	0.1	0.1	0.1
Taxes	—	—	—
Depreciation & Amortization	0.3	0.3	0.5
Share Based Compensation	0.9	0.9	0.7
Litigation Related Costs and		—
Reversal of Prior Accruals, net	(24.3)	(24.3)	0.9

Adjusted EBITDA Excluding Litigation	$0.5	$1.0	$—

	2009
	Low End of Range	Upper End of Range	2008
Preliminary Net Loss	$(21.8)	$(21.3)	$(6.3)
Interest	0.5	0.5	0.1
Taxes	0.6	0.6	—
Depreciation & Amortization	1.8	1.8	1.9
Share Based Compensation	3.3	3.3	2.9
Litigation Related Costs and Charges	17.5	17.5	1.6

Adjusted EBITDA Excluding Litigation	$1.9	$2.4	$0.2

Amounts in $millions